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                                                              EXHIBIT 23.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

b2bstores.com Inc.
Long Beach, CA

We hereby consent to the incorporation by reference in this registration Statement of our report dated January 7, 2000 except for notes 3 and 5 which are as of January 20, 2000 relating to the financial statements of b2bstores.com Inc. (a development stage company), appearing in the Registration Statement (no. 333-88511). Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Registration Statement (no. 333-88511).

/s/ BDO Seidman, LLP

New York, New York
February 14, 2000